UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2011 (September 12, 2011)

M & F WORLDWIDE CORP.
(Exact name of Registrant as specified in its charter)

Delaware	001-13780	02-0423416
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

35 East 62nd Street, New York, New York	10065
(Address of principal executive offices)	(Zip code)

212-572-8600
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On September 12, 2011, M & F Worldwide Corp. (the “Company”) agreed to be acquired by  MacAndrews & Forbes Holdings Inc., a Delaware corporation (“M&F”), pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), by and among MX Holdings One, LLC, a Delaware limited liability company and wholly-owned subsidiary of M&F (“Parent”), MX Holdings Two, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), the Company, and solely with respect to Section 5.3(a) and Article VIII of the Merger Agreement, M&F.  M&F is currently the holder of approximately 43% of the outstanding shares of common stock, par value $.01 per share, of the Company (“Common Stock”).

Under the terms of the Merger Agreement, each share of Common Stock, other than “Excluded Shares” and “Dissenting Shares” (as each such term is defined in the Merger Agreement), will be converted into the right to receive $25.00 per share in cash, without interest and subject to any withholding taxes (the “Merger Consideration”).  Stockholders must surrender their shares of Common Stock in accordance with the exchange procedures set forth in the Merger Agreement in order to receive the Merger Consideration.

A special committee consisting of independent members of the board of directors of the Company (the “Board”) resolved that the Merger (defined below), the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company’s stockholders (other than M&F and its affiliates). Based on such recommendation of the special committee, the Board approved the Merger and the Merger Agreement.

Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a special meeting that will be held on a date to be announced. The closing of the Merger is subject to customary closing conditions, including certain non-waivable conditions such as (a) adoption of the Merger Agreement by the affirmative vote of (i) at least a majority of all outstanding shares of Common Stock and (ii) at least a majority of all outstanding shares of Common Stock held by stockholders other than M&F and its affiliates, in each case, entitled to vote on such matter at a meeting of stockholders duly called and held for such purpose, and (b) the expiration or termination of applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  Each party’s obligation to consummate the Merger is also subject to certain other conditions, including: (x) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) and (y) the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects. In addition, the obligation of Parent and Merger Sub to consummate the Merger is subject to the non-occurrence of any “Material Adverse Effect” (as defined in the Merger Agreement) from the date of the Merger Agreement to the effective time of the Merger.

Upon satisfaction, or waiver, if applicable, of the conditions to closing, Merger Sub will merge with and into the Company, with the Company surviving the merger as an indirect subsidiary of M&F (the “Merger”).

The Company, on the one hand, and Parent and Merger Sub, on the other hand, have made customary representations and warranties in the Merger Agreement for a transaction of this nature.  Some of the Company’s representations and warranties are qualified by reference to “Material Adverse Effect.” The representations and warranties of the parties do not survive termination or closing of the Merger. The assertions embodied in the representations and warranties were made solely for purposes of the contract among the Company, Parent and Merger Sub and may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiated terms.  Moreover, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk among the Company, Parent and Merger Sub rather than establishing matters as facts.  The Company’s stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.

In addition, the Company has agreed to certain covenants in the Merger Agreement, including to operate in the ordinary course of business and not to take certain specified actions without Parent’s prior written consent.

The Merger Agreement also contains a non-solicitation provision, pursuant to which the Company may not directly or indirectly (a) initiate, solicit, or knowingly encourage, induce or assist any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “Acquisition Proposal” (as defined in the Merger Agreement), (b) execute or enter into any agreement with respect to an Acquisition Proposal, (c) engage in any discussions or negotiations or furnish any non-public information of the Company with the intent to solicit or encourage the making, submission or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal or (d) approve, endorse or recommend an Acquisition Proposal.  Notwithstanding the foregoing, (i) the Board may participate in discussions to clarify unsolicited Acquisition Proposals that could reasonably be expected to lead to a “Superior Proposal” (as defined in the Merger Agreement), and (ii) if the Board determines in good faith (A) that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to take the below actions would be inconsistent with its fiduciary duties, the Company may then (x) furnish the potential acquiror with non-public Company information and (y) participate in discussions and negotiations regarding such Acquisition Proposal.

Before the Board may make an “Adverse Company Recommendation” (as defined in the Merger Agreement), either in response to an “Intervening Event” (as defined in the Merger Agreement) or a Superior Proposal, the Company must provide Parent with a three business day negotiating period after the receipt by Parent of notice from the Company regarding the existence of such Superior Proposal or the occurrence of an Intervening Event and, in the case of a Superior Proposal, must provide certain information regarding to such Superior Proposal.

The Merger Agreement contains certain termination rights for Parent and the Company, including, with respect to the Company, under certain circumstances in the event that the Company makes an Adverse Company Recommendation in response to  a Superior Proposal or an Intervening Event.  In connection with the termination of the Merger Agreement under specified circumstances, including with respect to any Adverse Company Recommendation made in connection with an Acquisition Proposal, the Company is required to pay to Parent a termination fee equal to $8.25 million.  The Company is also required to pay reasonable fees and expenses incurred by Parent, Merger Sub or their affiliates up to $4 million in the event the Merger Agreement is terminated (a) due to the failure of the stockholders to approve the Merger if, prior to the stockholders’ meeting, an Acquisition Proposal was made and not withdrawn, (b) by the Company prior to the stockholders’ meeting due to an Intervening Event or (c) by Parent prior to the stockholders’ meeting due to an Adverse Company Recommendation by the Company under circumstances where the termination fee is not payable.

Pursuant to the Merger Agreement, M&F agreed to vote the shares of Common Stock it owns in favor of the Merger and the Merger Agreement and to guarantee the performance of Parent and Merger Sub under the Merger Agreement.

The foregoing description of the Merger Agreement and the copy of the Merger Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the U.S. Securities and Exchange Commission (“SEC”).  In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company.  Moreover, the description of the Merger Agreement above does not purport to describe all of the material terms of such agreement, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the press release issued by the Company on September 12, 2011 announcing the Merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Important Information  to be Filed with the SEC

In connection with the Merger, the Company will file a proxy statement and other relevant materials with the SEC, and the Company and certain other persons, including M&F, will file a Schedule 13E-3 transaction statement with the SEC.  Company stockholders are strongly advised to read such materials when they become available because they will contain important information about the transaction.  Once filed, these documents will be available at no charge on the SEC’s website at www.sec.gov.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the transaction. Information regarding the interests of participants in the solicitation, which may be different than those of the Company’s stockholders generally, will be included in the proxy statement relating to the transaction when it becomes available.

Forward Looking Statements

Statements in this communication that represent intentions, plans, expectations or beliefs, including with respect to the timing and completion of the Merger,  are “forward-looking statements”. The Company cautions against placing undue reliance on such statements, as they involve risks and uncertainties, many of which are beyond the Company’s control, that could cause actual events to differ materially from the events described in this communication, including risks or uncertainties related to whether the conditions to the merger will be satisfied and the absence of events that could give rise to the termination of the Merger Agreement, as well as other factors to be described in the proxy statement and other required filings to be made with the SEC in connection with the transaction.  Other factors that may cause actual results to differ materially include those set forth in the reports that the Company files from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2010 and quarterly and current reports on Form 10-Q and 8-K.  Any forward-looking statements speak only as of the date of this communication and the Company undertakes no obligation to publicly revise any such statements to reflect events or circumstances that arise after the date of this communication.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits.

2.1
Agreement and Plan of Merger, dated as of September 12, 2011, by and among MX Holdings One, LLC, MX Holdings Two, Inc., M & F Worldwide Corp. and, solely with respect to Section 5.3(a) and Article VIII therein, MacAndrews & Forbes Holdings Inc.*

	99.1	Press Release issued by M & F Worldwide Corp., dated September 12, 2011, announcing the Merger.

_______________________

*	Pursuant to Rule 601(b)(2) of Regulation S-K, certain exhibits and schedules have been omitted from this filing. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M & F WORLDWIDE CORP.

By:	/s/ Michael C. Borofsky
	Name:	Michael C. Borofsky
	Title:	Senior Vice President

Dated: September 12, 2011

Exhibit Index

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of September 12, 2011, by and among MX Holdings One, LLC, MX Holdings Two, Inc., M & F Worldwide Corp. and, solely with respect to Section 5.3(a) and Article VIII therein, MacAndrews & Forbes Holdings Inc.*

99.1	Press Release issued by M & F Worldwide Corp., dated September 12, 2011, announcing the Merger

_______________________

*	Pursuant to Rule 601(b)(2) of Regulation S-K, certain exhibits and schedules have been omitted from this filing. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.